EXHIBIT 99.1

ROYAL BODYCARE

2301 Crown Court - Irving, Texas 75038

Press Release	For Further Information:
For Release November 17, 2004	Steve Brown, CFO
Tel: 972-893-4000
steveb@royalbodycare.com
www.royalbodycare.com

Royal BodyCare Reports Earnings

For Third Quarter And Nine Months

Irving, Texas (November 17, 2004) - Royal BodyCare, Inc. (ROBE OTC:BB) reported sales revenue of $4,258,000 in the third quarter of 2004 with net earnings of $18,000. In the nine-month period ended September 30, 2004, sales revenue was $13,647,000 with net earnings of $241,000 or $.01 per share.

Clinton Howard, CEO stated, “As of September 30, 2004 RBC held finished products for customers that had been paid in full but not yet shipped pending shipping instructions, nor counted as sales revenue, amounting to $771,000 at our sales price. The Company also held deposits for additional orders in the amount of $1,093,000 for RBC products currently being manufactured.

During the second and third quarters this year, a number of highly successful field-sales leaders began joining RBC, attracted to the company by the new commission plan called Builder’s Pool, by our new Nanoceutical™ products, and by our latest support systems that help leaders build and manage their distributor organizations.”

During the nine-month period, the Company added two more major products to its Nanoceutical™ line, Vanilla Slim Shake, and 24Seven Life Essentials™ for “Nutrition Throughout the Day™”. Each product contains nanoclusters manufactured by the Company’s proprietary process developed earlier and improved further this year.

The process utilizes silica and other nutritional minerals less than 10 nanometers in size. (A nanometer is one billionth of a meter). These nanoscale compounds come together to form geometric structures that range in shape from pyramidal, cubical, or hexagonal to spherical, and in sizes from ~3 nanometers to ~100 nanometers that enclose or adsorb nutrients. Under specific conditions they cluster like bunches of grapes to form nanoclusters. The benefits of this process are: 1) compatible nutrients may be introduced into the system, 2) they can act both as a carrier and as the active-substance, and 3) they can be engineered for either rapid release or delayed release of the nutrients.

They do not alter the form or structure of nutritional compounds, and they disassociate at prescribed pH shifts (biological or environmental) to release the enclosed or attached nutrient molecules into the digestive tract at a programmed place and time.

RBC develops, manufactures, and markets quality-controlled nutritional supplements and skin care products through a network of independent distributors in North America, and through licensees in other countries from its Las Colinas world headquarters in Irving, Texas, and from its branch office in Vancouver, BC, Canada.

In July, the Company signed a ten-year agreement that allows our licensee in the former Soviet Union to expand sales of RBC products into twelve countries in Eastern Europe, Finland, Greece, Cyprus and Israel.

An RBC subsidiary, MPM Medical, Inc., develops and markets a line of research-based wound care products sold over-the-counter and by prescription through wholesalers, hospitals, clinics, cancer centers and nursing homes. During the first nine months, MPM Medical expanded its sales force and customer base. The Company received its first orders from outside the US for wound care products shipped to hospitals in Iraq.

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management; delays or problems in production; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the company’s filings with the Securities and Exchange Commission.

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Royal BodyCare, Inc.

Summary Results of Operations

	Quarter Ended September 30,
	2004	2003
Sales	$4,258,000	$5,207,000

Earnings (loss) before income taxes	$18,000	$(6,000)
Provision for income taxes	—	—

Net earnings (loss)	$18,000	$(6,000)

Earnings (loss) per share – basic and diluted:
Earnings (loss) per share	$0.00	$(0.00)

Basic weighted average shares outstanding	20,056,294	19,956,294

Diluted weighted average shares outstanding	20,478,345	19,956,294

	Nine Months Ended September 30,
	2004	2003
Sales	$13,647,000	$14,778,000

Earnings (loss) from continuing operations before income Taxes	$241,000	$(153,000)
Income tax expense	—	—

Earnings (loss) from continuing operations	241,000	(153,000)
Earnings from discontinued operations	—	113,000

Net earnings (loss)	$241,000	$(40,000)

Earnings (loss) per share – basic and diluted:
Earnings (loss) from continuing operations	$0.01	$(0.01)
Earnings from discontinued operations	—	0.01

Basic earnings (loss) per share	$0.01	$(0.00)

Basic weighted average common shares outstanding	20,000,738	18,178,516

Diluted weighted average common shares outstanding	21,109,088	18,178,516